Exhibit 10.47

AMENDMENT TO LEASE AGREEMENT

BETWEEN EXCIMER VISION LEASING L.P.

AND

BRITESMILE, INC.

This Amendment to Lease Agreement is entered into as of December 12, 2003 between Excimer Vision Leasing L.P. (“EVL”) and BriteSmile, Inc. (“BriteSmile”).

W I T N E S S E T H:

WHEREAS, EVL and BriteSmile are parties to an Amended and Restated Agreement, dated February 25, 2001 (the “Lease Agreement”) as amended by an amendment dated March 8, 2002, an amendment dated September 18, 2002 and a further amendment dated January 1, 2003 (the Lease Agreement, as so amended, being the “Amended Lease Agreement”); and

WHEREAS, EVL and BriteSmile wish to amend the Amended Lease Agreement in certain respects;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EVL and BriteSmile do hereby agree as follows:

1. Definitions. Capitalized term not otherwise defined herein shall have their respective meanings as set forth in the Amended Lease Agreement.

2. Deferral of Fixed Rent. Section 4(b) of the Amended Lease Agreement is amended insofar as necessary to provide that the date when all payments on account of Fixed Rent that are due with respect to any calendar month in 2004 (each such payment being a payment of “Deferred 2004 Fixed Rent”) shall be required to be made shall be on the earlier of February 15, 2005 and the occurrence of a Change of Control, as hereinafter defined.

3. Interest on Deferred 2004 Fixed Rent. BriteSmile shall pay EVL interest at the Prescribed Rate (as defined below) on each payment of Deferred 2004 Fixed Rent, such interest to accrue from the date (the “Fixed Rent Interest Accrual Start Date”) such payment of Deferred 2004 Fixed Rent would otherwise be required to be paid but for the deferral of such payment provided for in Section 2 of this Amendment. Such interest shall be paid on the first day of each month following the Fixed Rent Interest Accrual Start Date and on the earlier of February 15, 2005 and the occurrence of a Change of Control.

4. Deferral of Variable Rent. Section 4(c) of the Amended Lease Agreement is amended insofar as necessary to provide that the date when all payments on account of Variable Rent with respect to Key Cards delivered in November and December 2003 and during any calendar month in 2004 (each such payment a payment of “Deferred Variable Rent”) shall be required to be made shall be on the earlier of February 15, 2005 and the occurrence of a Change of Control.

5. Interest on Deferred Variable Rent. BriteSmile shall pay EVL interest at the Prescribed Rate on each payment of Deferred Variable Rent, such interest to accrue from the first day (the “Variable Rent Interest Accrual Start Date”) of the second month following the month in which the Key Cards were delivered that gave rise to the obligation to pay such Deferred Variable Rent. Such interest shall be paid on the first day of each month following the Variable Rent Interest Accrual Start Date and on the earlier of February 15, 2005 and the occurrence of a Change of Control.

6. The “Prescribed Rate” of interest due under Sections 3 and 5 above means an interest rate equal to the sum of (A) the London Interbank Offered Rate as quoted by The Bank of Nova Scotia for the applicable Adjustment Date for deposits in U.S. Dollars for one month maturities as determined on each Adjustment Date plus (B) 250 basis points, such rate to change on each Adjustment Date. The term “Adjustment Date” means the first day of each month commencing January 1, 2004. A “Change of Control” shall be deemed to have occurred if (a) any entity, person or Group (other than BriteSmile or a subsidiary corporation of BriteSmile and any company directly or indirectly controlled by Anthony M. Pilaro and/or trusts whose beneficiaries include Anthony M. Pilaro and/or Linda C. Pilaro and/or their descendants) acquires shares of BriteSmile in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially fifty-one percent (51%) or more of the outstanding voting shares of BriteSmile, or (b) any merger, consolidation, reorganization or sale of all or substantially all of the assets of BriteSmile occurs other than a merger, consolidation or reorganization in which BriteSmile is the surviving corporation and after which individuals who were Directors of BriteSmile immediately prior to the transaction continue to constitute at least a majority of the Board of Directors of BriteSmile. As used herein, “Group” shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

7. BriteSmile may from time to time on three days written notice to EVL prepay all or any portion of Deferred 2004 Fixed Rent and/or Deferred Variable Rent then due by paying the portion thereof to be prepaid together with all interest accrued thereon under Section 3 or 5, as the case may be, to the date of prepayment.

8. In the event that a payment of interest under Section 3 or 5 above is to be made, or an Adjustment Date falls, on a day that is not a Business Day, such payment shall be made, and such Adjustment Date shall be deemed to occur, on the next Business Day. A “Business Day” means any day excluding Saturday, Sunday and a legal holiday under the laws of the State of California and excluding a day on which banking institutions located in such state are authorized or required by law or governmental action to close, and, with respect to an Adjustment Date, means a Business Day that is also a day on which trading by and between banks in U.S. Dollar deposits in the London interbank market occurs.

9. The following examples are provided to illustrate the provisions of Sections 2, 3, 4 and 5.

Example A: Assume that Fixed Rent accrues under the Lease at a rate of $50,000 per month. The $50,000 of Fixed Rent due with respect to January 2004 is due on February 15, 2005. The Fixed Rent Interest Accrual Start Date for the $50,000 Fixed Rent due with respect to January, 2004 is February 1, 2004. Interest at the Prescribed Rate accrues from February 1, 2004 on the $50,000 of Fixed Rent due with respect to January, 2004 and such interest is payable on the first day of each month commencing March 1, 2004 and on February 15, 2005.

Example B: Assume that Variable Rent accrues under the Lease at a rate of $300,000 per month for each month from November 2003 through December 2004. Payment of the $300,000 of Variable Rent attributable to Key Cards delivered in November, 2003 would otherwise be due on January 9, 2004. Instead such Variable Rent otherwise due on January 9, 2004 and all other Variable Rent due with respect to Key Cards delivered in December, 2003 and all other Variable Rent due with respect to Key Cards delivered in 2004 is due on February 15, 2005.

Interest will accrue at the Prescribed Rate on the Variable Rent due with respect to November 2003 from January 1, 2004. Interest will accrue at the Prescribed Rate on the Variable Rent due with respect to December, 2003 from February 1, 2004. Interest will accrue with respect to the Variable Rent due with respect to January, 2004 from March 1, 2004, etc.

Interest on the Variable Rent due with respect to November 2003 is due on February 1, 2004 and on the first day of each month thereafter and on February 15, 2005. Interest on the Variable Rent due with respect to December, 2003 is due on March 1, 2004 and on the first day of each month thereafter, etc.

The interest rate is determined on the first day of each month.

10. General Provisions.

(a) In the event that any amount that is due and payable to EVL under this Amendment or the Amended Lease Agreement is not paid when due, interest shall accrue on such amount at the Prescribed Rate in effect on the day such payment was required to be made plus 250 basis points.

(b) BriteSmile shall continue to supply EVL with all reports referred to in Section 14 of the Lease Agreement regardless of whether Variable Rent is then payable during the period covered by the report.

(c) This Amendment may be executed in counterparts, including facsimile counterparts.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date above within.

EXCIMER VISION LEASING, L.P.
By:	CAP Properties Limited, its General Partner

	By	/s/ Andrew C. Pilaro

Name: Andrew C. Pilaro Title:

BRITESMILE, INC.

By	/s/ John Dong

Name: John Dong Title: CFO

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